Exhibit 99.1

Contact:

Richard J. Sullivan

561-515-6163

info@gdsi.co

Global Digital Solutions, Inc. (GDSI) Completes Acquisition of North American Specialty Vehicles, LLC (NACSV) – Leading Builder of Mobile Command/Communications and Specialty Vehicles for Emergency Management, First Responders, National Security and Law Enforcement Operations

PALM BEACH, Fla., June 18, 2014 /PRNewswire/ -- Global Digital Solutions, Inc. (OTCQB:GDSI), a company that is positioning itself as a leader in providing cyber arms manufacturing and complementary security and technology solutions, today announced the acquisition of North American Custom Specialty Vehicles, LLC (NACSV), a leading builder of mobile command/communications and specialty vehicles for emergency management, first responders, national security and law enforcement operations.

In 2013, NACSV generated revenue of $5.2 million and EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) of $718,000 and has an expected revenue run rate of between $12 million and $14 million and expected EBITDA of between $2.1 million and $2.4 million by December 31, 2014.

“We’re delighted to announce the acquisition of NACSV,” said GDSI’s President and CEO Richard J. Sullivan.  “NACSV is a well-respected builder of security and crisis management-related specialty vehicles. Very importantly, NACSV has an established client base and a skilled management team. The company’s advanced command and control and emergency communications capabilities fit perfectly into GDSI’s global growth strategy. We’re looking forward to working together with the NACSV team in the months ahead.”

On June 16, 2014, GDSI’s wholly owned subsidiary, GDSI Acquisition Corporation, entered into an Equity Purchase Agreement with the members of NACSV to acquire their interests in NACSV in consideration for $1 million in cash and 645,161 shares of GDSI’s restricted common stock at closing on June 16, 2014 and up to an additional $2.4 million of contingent consideration, payable either in shares of GDSI’s common stock, or in cash, through December 31, 2017, as certain milestones and targets are met.

About North American Custom Specialty Vehicles, LLC

NACSV specializes in building mobile command/communications and specialty vehicles for emergency management, first responders, national security and law enforcement operations.

These specialty vehicles include:

•	Mobile Command Center. A properly equipped mobile command center is a response and recovery vehicle that facilitates an agency's ability to expand their command and control capabilities to a remote location. Full interoperable communications are a standard for the mobile command center. For the emergency management agency, the vehicle is an extension of the fixed base emergency operations center. The vehicle should be built with long-term deployment in mind but also be easy to operate in order to allow for quick deployment by minimum personnel if necessary. The successful design of a mobile command center will dictate the frequency of use. In other words, the more difficult to move and operate, the fewer deployments.

•	Command and Control: In the law enforcement environment, the vehicle can be utilized for command and control as well as hostage negotiations and even as a mobile precinct. Full law enforcement dispatch capabilities can be installed as well as back-up systems to the 9-1-1 Center.

•	Incident Command: The fire service unit, properly equipped, gives the incident commander the visibility and informational flow along with space for ICS functional personnel all in one area. A meeting area for functional ICS officers to share and evaluate information with the IC is necessary.

For more information about NACSV, visit www.NACSVehicles.com.

About Global Digital Solutions, Inc.

Global Digital Solutions is positioning itself as a leader in providing cyber arms manufacturing and complementary security and technology solutions.  For more information please visit http://www.gdsi.co.

Forward Looking Statements

This press release contains “forward looking statements”. The statements contained in this press release that are not purely historical are forward-looking statements. Forward-looking statements give the Company’s current expectations or forecasts of future events. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control, and could cause the Company’s results to differ materially from those described.  In some cases forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions. These statements include statements regarding moving forward with executing the Company’s global growth strategy. The statements are based upon current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties, many of which are difficult to predict. The Company is providing this information as of the date of this press release and does not undertake any obligation to update any forward looking statements contained in this press release as a result of new information, future events or otherwise, except as required by law.  We have based these forward looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business.  Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved.  Important factors that could cause such differences include, but are not limited to the Risk Factors and other information set forth in the Company’s Annual Report on Form 10-K filed on March 28, 2014, and in our other filings with the U.S. Securities and Exchange Commission.